            Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE	CONTACT:	Ned Mavrommatis, CFO
201-996-9000; fax: 201-996-9144
ned@id-systems.com

I.D. Systems, Inc. Reports First Quarter Financial Results

Hackensack, NJ, May 7, 2009—I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the first quarter of 2009.  Revenues for the three months ended March 31, 2009, were $2.9 million, compared to $4.3 million for the three months ended March 31, 2008.  Gross margin increased to 54.2%, compared to 48.8% for the corresponding period in 2008.  Net loss for the quarter was $3.1 million, or ($0.28) per basic and diluted share, compared to net loss of $2.0 million, or ($.19) per basic and diluted share, for the first quarter of 2008.

Non-GAAP net loss for the first quarter of 2009 was $2.5 million, or ($0.23) per basic and diluted share, compared to non-GAAP net loss of $1.2 million, or ($0.11) per basic and diluted share, for the first quarter of 2008.  Non-GAAP results were calculated by adjusting GAAP net results for the impact of stock-based compensation, which was $559,000 for the first quarter of 2009 and $785,000 for the first quarter of 2008.  A table entitled “Reconciliation of GAAP to Non-GAAP Financial Measures” is included in this press release.

“With the global economy in recession, many organizations are slowing their technology acquisitions.  In the first quarter, this economic climate manifested itself in both our core customers and prospects in our sales pipeline,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer.  “The U.S. Postal Service’s spending cutbacks, in particular, affected our revenue this quarter.  However, we continue to aggressively pursue our primary strategic goals—diversifying our customer base and expanding our product applications.  To that end, we are trying to leverage our competitive advantages, including the effectiveness of our technology, our financial resources, and our proven experience delivering a significant return on investment for customers.  Our mission remains to drive rapid customer adoption and expansion of our solutions, open new applications and markets for our technology, maintain our technical and market leadership, and ultimately deliver shareholder value.”

Selling, general and administrative expenses for the three months ended March 31, 2009, were $4.2 million, including $430,000 in stock-based compensation, essentially flat compared to $4.3 million, including $649,000 in stock-based compensation, for the first quarter of 2008.  Research and development expenditures for the first quarter of 2009 decreased slightly to $689,000, including $115,000 in stock-based compensation, compared to $711,000, including $115,000 in stock-based compensation, for the corresponding period in 2008.  Interest income for the quarter was $347,000, compared to $826,000 for the same period in 2008.

“After holding the line on expenses in the first quarter, we took further cost-cutting actions in April, 2009, by trimming our workforce to save approximately $1 million annually,” said Mr. Jagid.  “These staff reductions were not in sales and marketing, however.  We continue to invest in growth opportunities, for both organic revenue generation and potential strategic acquisitions.”

As of March 31, 2009, I.D. Systems had $66.9 million in cash and marketable securities, and $22.3 million of working capital, compared to $56.0 million and $30.1 million, respectively, as of December 31, 2008.  The increase in cash is due primarily to the borrowing of $12.9 million from a line of credit facility.

Highlights of the first quarter ended March 31, 2009, included:

•
The launch of I.D. Systems’ new PowerFleet™ brand wireless Vehicle Management System (VMS) for forklifts and other industrial equipment, which incorporates the company’s most powerful, versatile combination of software, hardware, and wireless technology to date, including a choice of client-server or browser-based software, a wide array of modular system functions and extensions, and a flexible combination of wireless communication options termed SecureStream™.

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            Expanding the range of wireless solutions

•
The deployment of the PowerFleet™ VMS on a fleet of industrial vehicles at the primary manu-facturing complex of Mercedes-Benz U.S., which was facilitated by I.D. Systems’ strategic marketing partner NACCO Materials Handling Group, Inc., a leading global industrial truck manufacturer, and Barloworld Handling, the world’s largest dealer of Hyster® brand lift trucks.

•
The receipt of a blanket purchase order from Audi AG for the PowerFleet™ VMS to manage industrial vehicle fleets in the European manufacturing operations of both Audi and its corporate parent, Volkswagen, with initial deployment in two Audi production facilities.

•
The selection of I.D. Systems’ AvRamp™ VMS by American Eagle Airlines to manage a fleet of aircraft ground support equipment at Dallas/Fort Worth International Airport, which represents the first large-scale implementation of AvRamp™ technology by a major U.S. airline to improve airport ground handling operations, increase the safety of the ramp area, reduce fleet costs, and enhance the airline’s customer service.

•
The renewal of a corporate service agreement with Ford Motor Company to provide maintenance and support services for Ford’s enterprise-wide deployment of I.D. Systems’ VMS technology and associated industrial vehicle battery monitoring systems, which have been deployed in Ford plants throughout North America since 2003.

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Time on May 7, 2009.  Jeffrey Jagid, chairman and CEO, will lead a discussion on the results of the quarter and recent developments.  After opening remarks, there will be a question and answer period.  The conference call will be broadcast live over the Internet via the Investors section of the company’s website at www.id-systems.com.  To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its financial statements presented in accordance with GAAP, I.D. Systems provides certain non-GAAP measures of financial performance.  These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share.  Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.  These non-GAAP measures are provided to enhance investors' overall understanding of I.D. Systems' current financial performance and provide further information for comparative information due to the adoption of accounting standard SFAS 123R.  Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook.  Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included in this press release.

About I.D. Systems

Based in Hackensack, New Jersey, with a European business office in Düsseldorf, Germany, I.D. Systems is a leading provider of wireless solutions for managing and securing high-value enterprise assets, including industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles.  The company’s patented technology, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control, track, monitor and analyze their assets.  For more information, visit www.id-systems.com.

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“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2009 financial results and prospects for additional customers and revenues.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  These forward-looking statements are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

-- Tables to Follow --

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            Expanding the range of wireless solutions

I.D. Systems, Inc.
GAAP Condensed Operations Data
(Unaudited)

	Three months ended
	March 31,
	2008	2009
Revenue:
Products	$3,253,000	$1,378,000
Services	1,075,000	1,556,000
	4,328,000	2,934,000
Cost of Revenue:
Cost of products	1,536,000	798,000
Cost of services	680,000	547,000
	2,216,000	1,345,000

Gross Profit	2,112,000	1,589,000

Selling, general and administrative expenses	4,261,000	4,211,000
Research and development expenses	711,000	689,000

Loss from operations	(2,860,000)	(3,311,000)
Interest income	826,000	347,000
Other income	--	(108,000)

Net loss	$(2,034,000)	$(3,072,000)

Net loss per share – basic and diluted	$(0.19)	$(0.28)

Weighted average common shares outstanding – basic and diluted	10,881,000	10,895,000

I.D. Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31,
	2008	2009
Net loss attributable to common stockholders	$(2,034,000)	$(3,072,000)
Stock-based compensation	785,000	559,000
Non-GAAP net loss	$(1,249,000)	$(2,513,000)
Non-GAAP net loss per share – basic and diluted	$(0.11)	$(0.23)

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            Expanding the range of wireless solutions

I.D. Systems, Inc.
Condensed Balance Sheet Data
	December 31, 2008*	March 31, 2009
		(Unaudited)
ASSETS
Cash and cash equivalents	$12,558,000	$18,848,000
Restricted cash	230,000	53,000
Investments – short term	8,550,000	7,054,000
Accounts receivable, net	8,245,000	5,483,000
Unbilled receivables	168,000	200,000
Inventory, net	3,273,000	4,488,000
Interest receivable	217,000	185,000
Prepaid expenses and other current assets	261,000	330,000
Total current assets	33,502,000	36,641,000

Investments – long term	34,911,000	40,950,000
Fixed assets, net	1,050,000	1,110,000
Goodwill	200,000	200,000
Other Intangible Assets	178,000	178,000
Other assets	107,000	107,000

	$69,948,000	$79,186,000
LIABILITIES
Accounts payable and accrued expenses	$2,175,000	$826,000
Line of Credit	-	12,740,000
Deferred revenue	424,000	822,000
Total current liabilities	2,599,000	14,388,000

Deferred revenue	231,000	308,000
Deferred rent	33,000	28,000
Total liabilities	2,863,000	14,724,000

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 50,000,000 shares, $.01 par value; 12,082,000 and 12,122,000 shares issued at December 31, 2008 and March 31, 2009, respectively, shares outstanding, 10,893,000 and 10,913,000 at December 31, 2008 and March 31, 2009, respectively.	120,000	120,000
Additional paid-in capital	101,437,000	101,996,000
Accumulated deficit	(23,667,000)	(26,739,000)
Accumulated other comprehensive income	46,000	1,000
	77,936,000	75,378,000
Treasury stock; 1,189,000 shares and 1,209,000 shares at cost at December 31, 2008 and March 31, 2009, respectively	(10,851,000)	(10,916,000)
Total stockholders’ equity	67,085,000	64,462,000
Total liabilities and stockholders’ equity	$69,948,000	$79,186,000

*Derived from audited balance sheet as of December 31, 2008.

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            Expanding the range of wireless solutions

I.D. Systems, Inc.
Condensed Cash Flow Data
(Unaudited)

	Three months ended March 31,
	2008	2009
Cash flows from operating activities:
Net loss	$(2,034,000)	$(3,072,000)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Accrued interest income	24,000	32,000
Stock-based compensation expense	785,000	559,000
Depreciation and amortization	140,000	138,000
Change in fair value of investments	--	108,000
Deferred rent expense	(5,000)	(5,000)
Deferred revenue	(50,000)	475,000
Changes in:
Restricted Cash	--	177,000
Accounts receivable	(523,000)	2,762,000
Unbilled receivables	(1,271,000)	(32,000)
Inventory	831,000	(1,215,000)
Prepaid expenses and other assets	87,000	(69,000)
Accounts payable and accrued expenses	(1,565,000)	(1,414,000)
Net cash used in operating activities	(3,581,000)	(1,556,000)

Cash flows from investing activities:
Purchase of fixed assets	(40,000)	(198,000)
Purchase of investments	(2,350,000)	(16,474,000)
Maturities of investments	19,692,000	11,778,000

Net cash provided by (used in) investing activities	17,302,000	(4,894,000)

Cash flows from financing activities:
Repayment of term loan	(19,000)	--
Proceeds from exercise of stock options	7,000	--
Purchase of treasury shares	(2,310,000)	--
Borrowing on Line of Credit	--	12,900,000
Principal Payments on Line of Credit	--	(160,000)

Net cash (used in) provided by financing activities	(2,322,000)	12,740,000
Net increase in cash and cash equivalents	11,399,000	6,290,000
Cash and cash equivalents - beginning of period	5,103,000	12,558,000
Cash and cash equivalents - end of period	$16,502,000	18,848,000
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$--	$--
Noncash activities:
Unrealized loss on investments	$(1,034,000)	$(45,000)
Shares withheld pursuant to stock issuance	$424,000	$65,000